Contract

Party A: Wulatehouqi Zijin Mining Co., Ltd

Legal Representative: Mr. Hongfu Lin
      Address: Wulatehouqi,

Post Code: 015543

Party B: Wulatehouqi Qianzhen Mining Ore Processing Co., Ltd

Legal Representative: Ms. Xiaojing Yu
      Address: Wulatehouqi,

Post Code: 015543

The contract, made out, based on the mutual benefits and friend discussion, by and between Party A and Party B whereby Party A agrees to sell and Party B agrees to buy the under-mentioned goods subject to terms and conditions set forth hereinafter as follows

Article 1:  Within two and a half years, Party A shall totally supply Party B with 20,000 tons of the zinc ore with the average quantity more than 8,000 tons per month. The moisture of ore is required to be 1.8%. The weight of zinc ore can be determined and calculated according to the weighing result of scale.

Article 2:  The grade shall be confirmed by taking the samples at the presence of both parties, three samples will be taken at each sampling place and two of them will be assayed separately by each party and one for spare. The assayed results should be taken the average value of the sum of both parties’ results if the assayed result from each party is within the tolerance allowable.

Article 3:  The mining and production price is declared as a fixed comprehensive cost of 63 Yuan per ton (tax-inclusive).

Article 4:  Destination:

In stock yard of Party A

Article 5:  Terms of Payment:

        Party A will issue to Party A the monthly invoice according to the actual delivery quantity and then Party B shall remit the payment of goods to the account of Party A.

Article 6:  Party B must guarantee to supply the processed zinc concentrates to Bayannuer Zijin Nonferrous Metal Co., Ltd according to the current price of market.

Article 7:  Party A will not supply the zinc ore until part A fulfill supplying 200,000 tons of zinc ore to part B within 2.5 years.

Article 8:  Liabilities for Breach of Contract:

If Party A supplies less quantity than 100,000 tons of zinc ore in one a year, Party A shall compensate Party B at the price of 150 RMB/tons for the left tonnages of zinc ore.

Article 9:  Miscellaneous:

1.

This contract is sextuplcated , each party have three originals.

2.

Both parties agree to resolve all disputes and the unmentioned matters between the parties through amicable negotiation. If a dispute cannot be resolved in this manner to the satisfaction of the Seller and the Buyer within a reasonable period of time, the case under disputes shall be submitted to the local People’s Court.

3.

Upon signature of this contract, the previous Federal Mining Operating Agreement signed in 2003 by and between Party B and Wulatehouqi Yingshan Mining Co., Ltd is terminated by itself.

Party A: Wulatehouqi Zijin Mining Co., Ltd (seal affixed)

       Legal Representative: /s/ Mr. Hongfu Lin

Party B: Wulatehouqi Qianzhen Mining Ore Processing Co., Ltd (seal affixed)

Legal Representative: /s/ Ms. Xiaojing Yu

Location:  In Wulatehouqi

Date:     Dec. 10, 2005